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                                                                   EXHIBIT 10.21

                     AMENDED AND RESTATED SUPPLY AGREEMENT

         This Amended and Restated Supply Agreement (the "Agreement") is made effective as of January 1, 2000, by and between OMM, Inc., a Delaware corporation, having its principal place of business at 9410 Carol Park Drive, San Diego, California ("OMM"), and, Rockwell Science Center, LLC, a corporation having its principal place of business at 1049 Camino Dos Rios, Thousand Oaks, CA 91360 ("RSC").

         WHEREAS, OMM desires to have certain products of its design manufactured by RSC for sale to OMM; and

         WHEREAS, RSC has the capability of manufacturing OMM's products and desires to do so for sale to OMM;

         THEREFORE, in consideration of the foregoing and the covenants contained below, the parties agree as follows:

                                    SECTION 1

                                   DEFINITIONS

         1.1 "Products" shall mean processed silicon wafers containing microlenses meeting the specifications for either [REDACTED], as set forth in document [REDACTED], Microlens Specifications, attached as Exhibit A to the Letter dated 15 September 2000 (the "Letter").

         1.2 "New Products" shall mean microlens wafers other than those described in Section 1.1 which are manufactured using the same process and design rules used for the products described in Section 1.1 and upon which the parties reach agreement regarding the Specifications and Acceptance Tests for such New Products, which Specification and Acceptance Tests are to be set forth by amendment to Exhibit A and Exhibit F attached to the Letter.

         1.3 "Updates" shall mean changes to Products or New Products that do not substantially increase the cost base of the respective Product or New Product and that result in a new version of the Products or New Products with improved performance and/or minor changes in functionality over previous versions of the Products or New Products.

         1.4 "All Products" shall mean Products, New Products and Updates.

         1.5 "Specifications" shall mean the specifications for Products of [REDACTED] as set forth in Exhibit A attached to the Letter, and any specifications for New Products as may be included by amendment to Exhibit A attached to the Letter from time to time by the mutual agreement of the parties.



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         1.6 "Acceptance Tests" shall mean those requirements set forth in
Exhibit F attached to the Letter for Products, and any requirements for New Products as may be included by amendment to Exhibit F attached to the Letter from time to time by mutual agreement of the parties.

         1.7 "Effective Date" shall mean the date set forth in the first sentence of this Agreement.

         1.8 "Term" shall mean the Effective Date of this Agreement until the earliest of:

                (a) the date of Termination by one of the parties in accordance with Section 11 of this Agreement.

                (b) the date of Expiration of this Agreement in accordance with
                    Section 11 of this Agreement.

         1.9 "Affiliates of RSC" shall mean domestic or foreign corporations or entities which directly or indirectly control, are controlled by, or are under common control with RSC. For purposes of this Agreement, "control" shall mean the direct or indirect ownership of at least 40% of the outstanding shares or other voting rights entitling the holder to vote in the election of the board of directors. Unless otherwise specified under this Agreement, RSC shall have the power, and is hereby permitted, to exercise all of its benefits, rights and privileges under this Agreement by or through the acts of Affiliates of RSC, and all such acts shall be treated as acts of RSC.

         1.10 "Wafers" shall mean 4" wafers unless otherwise noted.

         1.11 "Letter" shall refer to a letter of agreement dated 15 September 2000 wherein the price and volume specifics have been established.

                                    SECTION 2

                                  MANUFACTURING

         2.1 Manufacturing. Subject to qualification pursuant to Section 6 below, RSC agrees to manufacture and sell All Products, and OMM agrees to purchase All Products from RSC, on the terms and conditions set forth herein.

         2.2 Location. Manufacture of All Products under this agreement shall take place at RSC's facility in Thousand Oaks, California or at any other location to be determined at the sole discretion of RSC.

         2.3 Masks and Other Tooling. RSC shall obtain all masks and other tooling necessary to manufacture All Products.

         2.4 RSC shall have the right to satisfy any OMM requirement by shipping either 4 inch wafers, or 6 inch wafers, and RSC shall make the decision as to which quantity and size shall be provided. If OMM needs notification in advance as to which size is going to be provided in a given shipment, RSC will provide such information.



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         2.5 [REDACTED]

         2.6 [REDACTED]


                                    SECTION 3

                                VOLUME AND SUPPLY

         3.1 Volume.

         OMM will purchase All Products in the total quantities per the schedule set forth in Exhibit H attached to the Letter. Minimum Purchase - Beginning with [REDACTED], OMM will buy at least a total quantity of wafers set forth in Exhibit H attached to the Letter of All Products, which may include shipments of multiple designs, per month from RSC for so long as OMM is purchasing or manufacturing wafers and RSC elects to supply such wafers.

         3.2 Production Capacity. RSC will maintain a production capacity of at least twice OMM's purchases for the previous quarter, up to a maximum of [REDACTED].

         3.3 Supplies in Stock. During the term of this Agreement, RSC shall maintain a supply of all single source supplies, [REDACTED], sufficient for production of the volume of wafers forecast by OMM in the following three months, up to a maximum of [REDACTED].

         3.4 Supply Assurance. RSC shall maintain a one-week on-call service agreement on all critical process equipment, [REDACTED]. In the alternative, RSC may elect to assure supply by maintaining in stock a "sufficient supply," of wafers meeting the specifications set forth in Exhibit A attached to the Letter, or any amendments thereto. For the purposes of this Section 3.4, a "sufficient supply" is defined as an inventory equal to the volume of wafers delivered in the previous quarter.

         3.5 Supply Arrangements

[REDACTED]

                                    SECTION 4

                                PRICE AND PAYMENT

         4.1 Price. It is recognized that the unit prices established in Exhibit I attached to the Letter only apply to Production Lots for [REDACTED] of Exhibit A attached to the Letter and Updates thereto that are manufactured using processes and materials which are similar to the existing Product and which do not significantly increase RSC's cost base. [REDACTED] of Exhibit A attached to the Letter as well as some Updates and New Products may require the negotiation of different unit prices. OMM shall purchase [REDACTED] of Exhibit A attached to the Letter manufactured under this Agreement, on a price per wafer basis, as set forth in Exhibit I as attached to the Letter.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         4.2 Volume Production. Any pricing deviations for volume production shall be set forth in Exhibit I as attached to the Letter.

         4.3 Yield. The parties understand that the price per wafer shall be fixed and shall not vary as a function of the number of die per wafer meeting the Acceptance Tests set forth in Exhibit F attached to the Letter. However, RSC agrees that it shall on a continuing basis work with OMM to improve the yield of good die per wafer for All Products produced under this Agreement.

         4.4 Payment. Payment shall be made net forty-five (45) days following receipt of All Products by OMM.

         4.5 Taxes. OMM shall pay, in addition to the prices quoted or invoiced, the amount of any present or future customs duties or sales, use, excise or other similar tax applicable to the sale of All Products covered by this Agreement, or OMM shall supply RSC with an appropriate tax exemption certificate.

                                    SECTION 5

                              FORECASTS AND ORDERS

         5.1 Twelve-Month Rolling Forecast. During the term of this Agreement, once every [REDACTED] months, OMM shall provide to RSC a twelve-month (12-month) forecast in writing ("Forecast Report") setting forth its estimated requirements for shipment by month for All Products. RSC shall be obligated to accept all purchase orders resulting from such forecasts provided that volume changes are within the limits described in Section 5.2 and subject to the limitations of
Section 3.2.

         5.2 Advance Notice of Volume Changes. OMM will provide written notice at least [REDACTED] in advance for purchases that are more than fifty percent (50%) above or below the estimate for any month set forth in the most recent Forecast Report. OMM will provide written notice at least [REDACTED] in advance of the anticipated first month for purchases to exceed [REDACTED]. RSC may choose to produce, but shall not be obligated to produce more than [REDACTED].

         5.3 Orders. OMM shall issue a purchase order every [REDACTED] with deliveries required starting [REDACTED] after RSC receipt of order. All such purchases shall be initiated by OMM's issuance of written purchase orders sent via U. S. mail. Such purchase orders shall state unit quantities, unit descriptions, design quantities, requested delivery dates, and shipping instructions. The acceptance by RSC of an order shall be effective only upon written acknowledgement thereof by RSC.

         5.4 Minimum Orders. OMM shall order, and RSC shall be obligated to supply, a minimum quantity of All Products in each quarter of 2000 through [REDACTED], as set forth in Exhibit H attached to the Letter. . The quantities specified under this Section 5.4 are minimums only, and RSC shall use its best efforts, consistent with the other provisions of this Agreement, to fulfill OMM orders for additional All Product ordered by OMM.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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         5.5 Lots.[REDACTED]

                                    SECTION 6

                        QUALIFICATION AND QUALITY CONTROL

         6.1 New Products. OMM shall be entitled to add New Products and to make Updates to existing Products upon notice to RSC and delivery of such New Product or Update specifications.

         6.2 Qualification. All Products to be manufactured and manufacturing processes to be used under this Agreement are subject to qualification by OMM and RSC pursuant to qualification criteria and procedures set forth in Exhibit D attached to the Letter ("Qualification").

         6.3 Changes. After the Qualification is successfully completed for any Product to be manufactured under this Agreement, RSC may make design or process changes, provided that the resulting Products meet the specifications described in Exhibit A attached to the Letter, and any such changes will be subject to qualification according to criteria mutually acceptable to RSC and OMM.

         6.4 Inspection Requirements. Throughout the term of this Agreement, OMM reserves the right, upon five (5) days written notice, to conduct inspections during normal business hours, on a quarterly basis and from time to time, of the facility in which RSC is manufacturing All Products during normal business hours for the purpose of ensuring progress towards certification pursuant to the Qualification, as set forth in Exhibit D attached to the Letter, and ensuring compliance with the other requirements of this Agreement.

                                    SECTION 7

                           OTHER TERMS AND CONDITIONS

         7.1 Controlling Document. The terms and conditions of this Agreement shall control all sales of All Products hereunder, and any additional or different terms or conditions in either party's purchase order, acknowledgement, or similar document shall be of no effect unless mutually agreed upon.

         7.2 Delivery. RSC shall deliver All Products at times specified in the purchase orders placed in accordance with the procedures described in Section 5 above.

         7.3 Shipping. All Products delivered pursuant to the terms of this Agreement shall be suitably packed by RSC for shipment in protective containers, in a manner at least as protective as the manner set forth in OMM's Shipping Guidelines (the "Shipping Guidelines"), as set forth in Exhibit E attached to the Letter, marked for shipment at OMM's address set forth above or specified in OMM's purchase order, and delivered to a carrier or forwarding agent chosen by OMM. Should OMM fail to designate a carrier, forwarding agent or type of conveyance, RSC shall make such designation in conformance with its standard shipping practices. Shipment will be F.O.B. shipping point, Thousand Oaks, California, at which time risk of loss and title shall pass to OMM, and all freight, insurance and other shipping expenses, as well as any special packing expenses, shall be borne by OMM, provided however, that such packing by RSC is suitable and adequately protective

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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to meet or surpass the Shipping Guidelines. All shipping containers to be returned to RSC as soon as practicable (on a monthly basis) to permit their reuse in shipping subsequent Product.

         7.4 Inspection and Acceptance. Product lots delivered by RSC will be subject to incoming inspection and test by OMM, and in the event any lot is found to be incomplete, fail visual inspection, or include wafers which fail tests specified by OMM (the "Acceptance Tests"), as set forth in Exhibit F attached to the Letter, OMM shall have the right to reject such lot or wafers within thirty (30) days after delivery and return it to RSC, at OMM's expense, and require RSC to provide, at RSC's option, a full refund, a credit or a replacement Product. Rejected wafers shall not be counted towards the minimum purchase obligation set forth in Section 5.4.

         7.5 Warranty.

         (a) RSC warrants that at the time of delivery:

         (i) All Production Lots of All Products will have been subjected to and will satisfactorily meet the specifications as identified in Exhibit A attached to the Letter; and

         (ii) All Production Lots of All Products will be within the applicable test parameters set forth in Exhibit F attached to the Letter.

         7.6 Right of First Refusal. [REDACTED]

                                   SECTION 8

                                   TECHNOLOGY

         8.1 Technology Ownership. OMM shall retain ownership of all designs and other proprietary information and materials provided to RSC for purposes of manufacturing All Products. OMM authorizes RSC to use such proprietary information supplied by OMM under this Agreement only for the purpose of manufacturing All Products for sale to OMM in accordance with the terms of this Agreement. RSC owns and shall retain sole ownership of all process and manufacturing technology and other proprietary information utilized or developed in connection with the manufacture of All Products on the effective date of this Agreement. RSC owns and shall retain sole ownership of all process and manufacturing technology and other proprietary information developed by RSC in connection with the manufacture of All Products during the course of this Agreement.

         8.2 Second Source Option. Provided that OMM has fully complied with the minimum purchase requirements set forth in Section 5.4, at any time during the Term of this Agreement at the sole discretion of OMM, RSC shall either license to OMM, or shall license to another entity to be identified by OMM at a later time at OMM's option, (the "Process Licensee"), all microlens fabrication process technology and all associated intellectual property rights owned by RSC and necessary to the manufacture of All Products on the effective date of such license (the "Process Know-How"). OMM shall give RSC written notice of its intent to exercise this clause.

         8.3 Licenses.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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                  [REDACTED]

         8.4 Right to Bid. OMM shall give RSC the right to bid on all production requirements. OMM shall consider such bid in good faith on the basis of competitive pricing, quality systems and capacity.

         8.5 Process License Agreement Terms. Any Process License Agreement shall contain terms consistent with the following, and shall contain an exclusivity clause similar to that contained within Section 3.5 that shall be negotiated in good faith by and is agreeable to both RSC and the Process
Licensee:

                  (a) "Process Technology" shall mean all microlens fabrication process technology owned by RSC on the date that the Process License Agreement is executed and necessary to the manufacture of Licensed Products.

                  (b) "Licensed Products" shall mean Products, New Products and Updates as those terms are defined in this Supply Agreement.

                  (c) "Licensed Field" shall mean the manufacture of Licensed Products within exclusivity guidelines that shall be negotiated in good faith by and agreeable to both RSC and the Process Licensee.

                  (d) "Term of the Process License Agreement" shall mean the period beginning on the effective date of the Process License and ending on a date, which shall be after the date of termination of this Supply Agreement and which shall be negotiated in good faith by and agreeable to RSC and the Process Licensee.

                  (e) Grant. During the Term of this Process License Agreement, RSC grants the Process Licensee the exclusive right under the Process Technology to make, use and sell Licensed Products in the Licensed Field, subject to the following terms:

                           (i) RSC shall retain the right to practice the
                  Process Technology for purposes within the limitations set forth in Section 3.5.

                           (ii) [REDACTED]

                  (f) Technology Transfer Costs. OMM shall not be required to pay RSC for the costs associated with the transfer of the Process Technology to the Process Licensee, provided such transfer is made to a technologically sophisticated company, and provided the demands for technology transfer are considered reasonable by industry standards.

                  (g) Royalty Payments. [REDACTED]

         8.6 Third Party Rights [REDACTED]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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                                    SECTION 9

                         INTELLECTUAL PROPERTY INDEMNITY

         9.1 RSC IP Indemnity Obligation. With respect to All Products that are supplied by RSC to OMM hereunder, RSC (the "Indemnifying Party" for the purposes of this Section 9.1) agrees to defend, indemnify and hold harmless OMM and OMM's customers and affiliates, including OMM's officers, directors and employees (together with OMM, the "Indemnified Party" for the purposes of this Section 9.1) against any costs, expenses, damages, judgments, settlements and liabilities of any kind, including reasonable attorneys' fees and costs incurred by or awarded against the Indemnified Party, directly allocable to any patent infringement, copyright infringement, mask work right, trade secret or wrongful use of proprietary information claim brought against the Indemnified Party; but only;

                  (a) to the extent such claim(s) are based solely on RSC's practice of microlens fabrication process technology and associated intellectual property rights owned by RSC and necessary to the manufacture of All Products used to make such Product, New Product or Update;

                  (b) to the extent that such claim(s) are not based on designs or other proprietary information and materials provided to RSC by OMM;

                  (c) to the extent such claims do not arise from the use by or sale of stand-alone Products, New Products or Updates to any party other than OMM.

         9.2 OMM IP Indemnity Obligation. With respect to all products manufactured, used, sold or otherwise disposed of by OMM, OMM's affiliates or OMM's customers that contain any Product, New Product or Update, OMM (the "Indemnifying Party" for the purposes of this Section 9.2) agrees to defend, indemnify and hold harmless RSC and Affiliates of RSC, including RSC's officers, directors and employees (together with RSC, the "Indemnified Party" for the purposes of this Section 9.2) against any costs, expenses, damages, judgments, settlements and liabilities of any kind, including reasonable attorneys' fees and costs incurred by or awarded against the Indemnified Party, directly allocable to any patent infringement, copyright infringement, mask work right, trade secret or wrongful use of proprietary information claim brought against the Indemnified Party; but only:

                  (a) to the extent such claim(s) arise from RSC's use of OMM's designs or other information provided by OMM; and

                  (b) to the extent that such claim(s) are not based on the Process Know-How provided by RSC.

         9.3 Limitation. The Indemnifying Party's obligations under Section 9.1 or 9.2 shall apply only if (i) the Indemnified Party promptly notifies the Indemnifying Party in writing of any existence of any claim within the scope of this Section; (ii) the Indemnifying Party has exclusive control of the defense of such claim and all negotiations relating to the settlement of any such claim, provided that the Indemnifying Party shall not enter into any settlement of any such claim on behalf of the Indemnified Party without first obtaining the written consent of the Indemnified Party to the specific



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terms of such settlement; and (iii) the Indemnified Party provides all reasonable assistance in connection with the defense thereof (at the Indemnifying Party's expense, with the exception of the value of the time of the Indemnified Party's employees, which shall be borne by the Indemnified Party).

         9.4 THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, STATUTORY, IMPLIED OR OTHERWISE) OF EACH INDEMNIFYING PARTY TO THE INDEMNIFIED PARTY HEREUNDER WITH RESPECT TO INTELLECTUAL PROPERTY INFRINGEMENT OR CLAIMS THEREFOR.

                                   SECTION 10

                                 CONFIDENTIALITY

         10.1 Confidential Information. All information disclosed by the parties under this Agreement and in performing this Agreement shall be kept in confidence as "Confidential Information" as defined in the Mutual Confidential Information Exchange Agreement by and between RSC and OMM, dated November 15, 1998, as amended on February 2, 2000, and attached hereto as Exhibit A. In addition, during the Term of this Agreement, and for three years thereafter, OMM agrees to keep confidential any and all Confidential Information acquired in any manner from RSC, including all Confidential Information which might be exposed to OMM or its agents while on RSC's premises.

         10.2 Agreement Confidential. For a period of five years from the Effective Date of this Agreement, (i) neither party shall disclose to any other party the existence or terms of this Agreement and (ii) RSC shall not disclose to any other party the existence or nature of its relationship with OMM, including by name or by description. Furthermore, RSC shall control access within RSC to such information concerning the existence and nature of its relationship with OMM on a "need-to-know" basis only. For the purpose of this section only, "other party" shall not include Affiliates of RSC. Exceptions to this confidentiality may be made by mutual agreement.

                                   SECTION 11

                              TERM AND TERMINATION

         11.1 Expiration. This Agreement shall remain in full force and effect until six months after RSC receives its final Purchase Order from OMM, unless otherwise terminated earlier as provided below.

         11.2 Termination for Failure to Cure for Material Breach. If either party breaches any material term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach, the other party shall have the right to terminate this Agreement, on written notice, at any time after the end of such thirty (30) day period.

         11.3 Termination for Failure to Agree on Price. If, on or before the commencement of each year after [REDACTED], the parties are unable to agree on prices for All Products to be delivered

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.



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during such year as contemplated in Sections 4 and 5 above, within thirty days of receiving written notice, either party shall have the right to terminate this Agreement.

         11.4 Termination for Insolvency. If either party becomes the subject of a voluntary or involuntary petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within sixty (60) days after filing, the other party may terminate this Agreement on thirty (30) days' notice.

         11.5 Purchase of Supplies. Upon termination or expiration of this Agreement, OMM agrees to purchase existing supplies as described in Section 3.3 and 3.4 and agrees to assume the financial liability associated with all outstanding purchase orders for services as described in Section 3.4.

         11.6 Survival of Provisions. The rights and obligations of the parties pursuant to Sections 8.1, 8.4, 9, 10, 12 and 13 shall survive the termination, of this Agreement. Provided that OMM has [REDACTED] and provided that RSC has not terminated this Agreement under section 13 for OMM's material breach or insolvency, the rights and obligations of the parties pursuant to Sections 8.2, 8.3, 8.5 and 8.6 of this Agreement shall also survive termination or expiration of this Agreement.

                                   SECTION 12

                             LIMITATION OF LIABILITY

         12.1 Consequential and Incidental Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE DESIGNS, PRODUCTS, NEW PRODUCTS, UPDATES, MANUFACTURING PROCESSES, INFORMATION OR OTHER TECHNOLOGY PROVIDED PURSUANT TO THIS AGREEMENT.

         12.2 Warranties. OMM ACKNOWLEDGES AND AGREES THAT RSC MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES, GUARANTEES, CONDITIONS OR COVENANTS OF ANY KIND AS TO THE MARKETABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHER ATTRIBUTES OF ALL PRODUCTS SUPPLIED UNDER THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED. EXCEPT AS SET FORTH IN SECTION 9.1, RSC ASSUMES NO RESPONSIBILITY WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY OMM OR ITS CUSTOMERS OF ANY PRODUCT, NEW PRODUCT OR UPDATE. Nothing in this Agreement shall be construed as:

                  (a) a warranty or representation that anything made, used, supplied sold or otherwise disposed of under this Agreement is or will be free from infringement of patents or other intellectual property;

                  (b) an obligation to furnish any manufacturing or technical information other than as stated in Section 8 herein;



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                  (c) an implied license to any Process Technology, patent,
         trade secret or know-how; Nothing in this Agreement shall limit RSC's right to bring an infringement, misappropriation or other claim based on other patents or know-how, including presently existing and future patents and know-how.

NOTHING IN THIS SECTION 12.2 SHALL NEGATE NOR DIMINISH RSC'S INDEMNIFICATION OBLIGATION UNDER SECTION 9.1.

         12.3 Limitation of Liability. Because All Products supplied hereunder are being combined with other components and sold by OMM as a finished product, which process is completely beyond RSC's control, it is expressly agreed that the liability of RSC shall hereunder shall extend no further than to furnish OMM with All Products meeting the Specifications set forth in Exhibit A attached to the Letter and Acceptance Tests set forth in Exhibit F attached to the Letter. Except as set forth in Section 9.1, in no event shall RSC be liable for any loss or damages of any kind, direct or consequential, arising from the storage or use of All Products by OMM, OMM's affiliates, OMM's customers. OMM agrees that RSC shall not have any liability for any direct, incidental or consequential damages, for product liability claims, nor for any other liability arising out of OMM's or any Process Licensee's manufacture, use, distribution or sale of All Products other than as expressly stated in Section 9.1.

                                   SECTION 13

                                  MISCELLANEOUS

         13.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

         13.2 Arbitration. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Diego, California under the rules of arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

         13.3 Assignment. Neither party may assign or delegate this Agreement or any of its licenses, rights or duties under this Agreement without the prior written consent of the other except OMM may assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing or by operation of law its obligations under this Agreement.

         13.4 Authority. Each party represents that all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and the performance of its obligations hereunder has been taken.

         13.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger or by telecommunication, addressed to the addresses first set forth



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above or at such other address furnished with a notice in the manner set forth herein. Such notices shall be deemed to have been served when delivered, or if delivery is not accomplished by reason of some fault of the addressee, when tendered. Such notices shall be addressed to the following parties:

       Rockwell Science Center                           OMM, Inc.
       P.O. Box 1085                                     9410 Carroll Park Drive
       Thousand Oaks, CA 91358-0085                      San Diego, CA  92121
       Attention: Mel Le Vine                            Attention: Jim Hartman

         13.6 Export Controls. It is understood by both parties that the products herein are subject to export regulations by agencies of the United States government, including the United States Department of Commerce. OMM agrees to comply with all applicable laws and regulations of the United States regarding the export of products under this Agreement. Further, OMM shall notify any person, firm or entity obtaining any RSC product from OMM of the need to comply with such laws or regulations.

         13.7 Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable.

         13.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

         13.9 Waiver. The failure of either party to enforce at any time the provisions of this Agreement shall in no way be constituted to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

         13.10 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document signed by the party to be bound thereby.

         13.11 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.12 Force Majeure. Neither party will be liable in damages for failure to deliver or for delay in delivery of any items, services or technology required hereunder arising out of causes beyond its reasonable control including, but not limited to, acts of God or of a public enemy, acts of any Government authority or court of law, fires, floods, unusually severe weather, epidemics, quarantine restrictions, strikes, labor disputes or shortages of labor, freight embargoes, or the other party's failure to make payment or perform its obligations under this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.


OPTICAL MICRO-MACHINES, INC.           ROCKWELL SCIENCE CENTER


By: /s/ ANIS HUSAIN                    By: /s/ MEL LE VINE
   ------------------------------         --------------------------------------

Name: Anis Husain                      Name:  Mel Le Vine
     ----------------------------            -----------------------------------

Title: Chairman & CTO                  Title: Director of Contracts
      ---------------------------            -----------------------------------



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  omitted portions.